Exhibit 10.4

IRREVOCABLE UNDERTAKING (SHAREHOLDER)

To:	Gurnet Point L.P. (“Gurnet Point”)

Lough Ree Technologies Limited (“Gurnet Bidco”)

From:	Cam Investment Cayman Holdings LP (the “Shareholder”)

4 April 2017

Re: Proposed acquisition by Gurnet Bidco of Innocoll Holdings plc (the “Company”)

Dear Sirs

We refer to the proposed acquisition by Gurnet Point, through Gurnet Bidco, of all the issued and to be issued share capital of the Company (the “Acquisition”) substantially on the terms set out in the draft announcement attached to this undertaking (the “Announcement”). We understand that it is proposed the Acquisition will be implemented by way of a scheme of arrangement (the “Scheme”) under the Irish Companies Act 2014 and that the terms of the Scheme would be contained in a document issued by the Company (the “Scheme Document”).

1	Subject to the announcement of the Acquisition pursuant to the Rule 2.5 Announcement by 11.59 pm (New York City time) on 4 April 2017, we hereby irrevocably and unconditionally warrant and undertake with Gurnet Point for as long as this undertaking remains in effect, that:

1.1	we are the beneficial owner of the shares in the capital of the Company specified in the Schedule (the “Shares”, which includes any further securities in the capital of the Company of which we become the registered holder or beneficial owner after this date);

1.2	we have and will continue to have full power and authority to enter into this undertaking and perform our obligations hereunder and to transfer the Shares;

1.3	we agree that we shall:

1.3.1	cast all votes in relation to the Shares in favour of all resolutions to approve the Scheme and/or the Acquisition together with any other resolutions in order to implement the Scheme set out in the Scheme Document at any general or class meeting (“General Meeting”) and any scheme meeting (“Scheme Meeting”) of the Company held in connection with the implementation of the Acquisition (the “Resolutions”), including at any adjournment of any such meeting;

1.3.2	duly execute and return the documents in relation to the Shares (completed in favour of the Resolutions) as soon as practicable and in any event no later than five (5) days before the date of the relevant meeting, and not amend or withdraw them once returned (unless requested in writing to do so by Gurnet Point);

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1.4	we shall not:

1.4.1	except pursuant to the Acquisition, sell, transfer, encumber, charge, pledge, grant any option over or otherwise dispose of any interest in any Shares;

1.4.2	accept or agree to accept or give any undertaking (whether conditional or unconditional) to accept or otherwise agree to any offer, scheme of arrangement, merger, acquisition or other business combination made or proposed by any person other than Gurnet Point or which would otherwise hinder or impede the implementation of the Scheme or the Acquisition (a “Competing Proposal”);

1.4.3	acquire or become interested in any further shares or other securities of the Company without prior written confirmation from the Irish Takeover Panel that we are not deemed to be acting in concert with Gurnet Point;

1.5	we shall exercise all voting rights attaching to the Shares against any Competing Proposal and any proposal to adjourn any relevant meeting (unless requested otherwise in writing by Gurnet Point);

1.6	acknowledging that Gurnet Point reserves the right to implement the Acquisition by way of a takeover offer (an “Offer”), in the event that (1) the consent of the Irish Takeover Panel has been obtained to the switch to the Offer; (2) the terms of the Offer are at least as favourable, so far as is applicable, as the terms of the Scheme (including an acceptance condition set at more than 50%); and (3) the Acquisition is so implemented, this undertaking shall continue to be binding mutatis mutandis to such an Offer and all references to the Scheme shall, where the context permits, be read as references to the Offer (or to both the Scheme and the Offer as appropriate) and notwithstanding the generality of the forgoing we shall:

1.6.1	accept the Offer in respect of the Shares and deliver duly completed documents in accordance with the terms of the Offer, as soon as possible and in any event within seven (7) days after the posting of the document setting out the terms and conditions of the Offer and the Acquisition; and

1.6.2	not withdraw any acceptance of the Offer in respect of the Shares (unless requested in writing to do so by Gurnet Point) for so long as the Offer remains open for acceptances, save that, for the avoidance of doubt, any acceptance may be withdrawn in the event of a Third Party Offer (as defined below) or in the event of the obligations, undertakings, agreements, warranties, appointments, consents and waivers under this undertaking lapsing and no longer being binding pursuant to paragraph 2.2;

1.7	by way of security for our obligations hereunder, we irrevocably appoint any director of Gurnet Bidco jointly and severally to be our attorney to attend and vote at the relevant meetings and to execute in our name and on our behalf any forms of proxy or forms of acceptance or other deeds or documents as may be necessary for the purposes of giving effect to our obligations hereunder; and

1.8	with reference to the option agreement, dated 10 July 2014, by and among the Company (formerly Innocoll AG), us, and the other parties thereto (as amended and/or

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restated from time to time, the “Option Agreement”), on the condition that the Company (and to the extent relevant, Innocoll AG) consents and agrees that all of its rights, obligations and claims (whether past, current or future) against us under or in connection with the Option Agreement are terminated, irrevocably renounced and waived on, and with effect from the Effective Time, we consent and agree that all rights, obligations and claims (whether past, current or future) we have or might have against the Company (formerly Innocoll AG) under or in connection the Option Agreement are terminated, irrevocably renounced and waived on, and with effect from, the Effective Time and we irrevocably undertake that we will not exercise any rights and obligations under the Option Agreement as of the date hereof.

2	The following additional provisions shall apply to this undertaking:

2.1	Subject to paragraph 2.2 below, the undertakings, agreements, warranties, appointments, consents and waivers given by us in this undertaking are irrevocable and unconditional.

2.2	All obligations, undertakings, agreements, warranties, appointments, consents and waivers under this undertaking (including under paragraphs 1.3 to 1.8), other than under paragraph 2.3, will lapse and no longer be binding if:

2.2.1	a third party publicly announces through a regulatory information service, a firm intention to make a general offer (by scheme of arrangement or takeover offer) to acquire the entire issued and to be issued share capital of the Company (a “Third Party Offer”) with a cash offer value of more than US$2.00 (excluding the value of any contingent payments) for each Innocoll Share;

2.2.2	Gurnet Bidco has not announced a firm intention to proceed with the Acquisition by 11.59 pm (New York City time) on 4 April 2017;

2.2.3	if the Scheme or the Offer (as applicable) lapses or is publicly withdrawn (other than in circumstances where there is a switch from the Scheme to an Offer) as contemplated in paragraph 1.6;

2.2.4	the Acquisition is not completed by 4 October 2017; or

2.2.5	the Scheme Document has not been posted within 28 days from 4 April 2017 (or within such longer period as is required in order to obtain clearance from the US Securities Exchange Commission in relation to the related proxy statement).

2.3	In the event of any Third Party Offer, we will not sell or dispose of any interest in any Shares or grant any undertaking in favour of such Third Party Offer until the expiry of 48 hours from the time of the public announcement of such Third Party Offer.

2.4	For the avoidance of doubt this undertaking shall continue in effect notwithstanding completion of the Acquisition.

2.5	We consent to the issue of the Announcement and any other document to be issued in connection with the Acquisition containing references to us and to the particulars of

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this undertaking. We understand that this undertaking will be made available for inspection as required by the Irish Takeover Rules. We shall promptly provide you with all information and assistance you require in order to comply with any legal or regulatory requirements for the preparation of any document to be issued in connection with the Acquisition.

2.6	We acknowledge that the release of the Announcement is at Gurnet Point’s absolute discretion and nothing herein shall oblige Gurnet Point to proceed with the Scheme, the Offer or the Acquisition.

2.7	We agree that damages would not be an adequate remedy for breach of this undertaking and, accordingly Gurnet Point will be entitled to equitable relief, including an injunction or order for specific performance for any failure or breach, without proof of special damages.

2.8	This undertaking shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

2.9	Terms not otherwise defined in this undertaking have the same meaning as in the Announcement. References herein to Gurnet Point shall include Gurnet Bidco. Any undertaking herein to do, or not do, any action, shall include an undertaking to procure that the registered holder of the Shares shall do, or not do, such action.

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Schedule

HOLDINGS IN THE COMPANY

Beneficial owner and address	Number and class of Innocoll Shares	Number of Innocoll Shares subject to options, warrants or other rights to subscribe, acquire or convert

Cam Investment Cayman Holdings LP	4,085,469 ordinary shares of $0.01 each	929,156
c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands

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IN WITNESS whereof this undertaking has been entered into and delivered AS A DEED POLL on the date shown at the beginning of this document.

SIGNED AND DELIVERED
as a DEED by

CAM INVESTMENT CAYMAN HOLDINGS LP
By: Cam Investment Cayman Holdings GP Inc.

By:	/s/ Constantine M. Dakolias
Name: Constantine M. Dakolias
Title: President

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Announcement

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